Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: January 30, 2008

Contact:	Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
FOURTH QUARTER EARNINGS
AND YEAR-END RESULTS

Record Earnings for
13th Consecutive Year

Core Deposits Increase by 28.5%

Asset Quality Remains Strong

Smithtown, NY, January 30, 2008 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced earnings for the year 2007 of $14,274,730, a record level of net income. This achievement marks the Company’s 13th consecutive year of record earnings. These earnings also reflect basic earnings per share for the year of $1.47, a 2.8% increase over basic EPS for the prior year.

Earnings for the fourth quarter of 2007 were $3,401,244, or $.35 per share. These basic earnings per share reflect a 7.9% decrease compared to the same period last year.

Return on average equity for 2007 was 19.40%. The average ROE for a peer group of 322 banks in the United States with assets between $1 billion and $10 billion is 11.56%. Smithtown Bancorp’s average ROE over the last 10 years is 23.02%.

Total deposits increased during the fourth quarter by $26.2 million, an increase of 2.7%. “Core deposits” (including checking, savings, money market and NOW accounts) increased during the fourth quarter by $38.8 million, or 7.0%. Certificates of deposit decreased by approximately $12.5 million during the fourth quarter. These figures represent a continued shift in the Company’s deposit base toward increased core deposits and away from higher-cost CD’s.

For the full year 2007, total deposits grew by $98.5 million, or 11.0%. Core deposits grew substantially by $131.0 million, or 28.5%. This growth was fueled, in part, by deposits of $51 million in the Bank’s two newest branches in Bohemia and Coram. Approximately 72% (or $36 million) of the deposit growth in the new branches was in core deposits. Beginning in the second quarter, in anticipation of declining interest rates, the Company made a deliberate effort to shift away from locking-in higher-rate CD’s and toward lower cost, more rate sensitive core deposits. The Company’s fourth quarter results and results for the year are reflective of that strategy.

The Company currently has six new branch projects under development in Nesconset, Huntington, Deer Park, Port Jefferson, Setauket and St. James. It is presently anticipated that the Nesconset branch will open during the second quarter and that the Huntington branch will open during the third quarter. The Company is also currently in negotiations to lease two additional branch sites which, if the negotiations are concluded successfully, will result in both of those branches also being opened during the second or third quarter of 2008.

Loans grew by $35.1 million, or 3.7%, during the fourth quarter. Almost all of the net loan growth for the quarter took place during December. Loan payoffs, particularly on construction and development loans, were very heavy during October and November, with more than $102 million of payoffs for the quarter. At the same time, as many of the nation’s largest lenders suffered massive subprime losses, they were forced to shut down or severely curtail some of their lending activities, which created increased lending opportunities for Bank of Smithtown on permanent commercial and multi-family mortgages. Those loans began to close later in the quarter, accounting for the December growth. That growth in permanent mortgage loans has continued into this year with net loan growth of $56 million so far in January.

Loans grew during 2007 by $134.7 million, or 15.9%. The year was characterized by strong loan growth in construction and development lending early in the year, followed by heavy payoffs in construction and development loans for most of the year (which slowed net loan growth), and then a shift late in the year to increased permanent mortgage lending for commercial and multi-family loans. As an overall result, the net loan growth of approximately $135 million was slightly less than last year’s growth of $151 million, but, at the same time, the Bank has transitioned its loan “pipeline” toward more permanent mortgage lending at a time when the number of good new construction loans is diminishing.

The loan “pipeline” of approved but unfunded commitments at December 31, 2007, was $209.1 million, the strongest it has ever been at any quarter’s end. From September 30, 2007, the pipeline grew by $60.2 million, and $54.1 million of that growth was in permanent commercial and multi-family mortgage loans. The Bank generally closes most of the loans in the pipeline within 90 days. For example, the September 30th pipeline stood at $148.9 million. During the ensuing fourth quarter, the Bank closed and funded approximately $136 million of loans.

Asset quality remains strong. The Bank has not now or ever made any of the types of loans that have been the subject of highly-publicized sub-prime losses, nor does the Bank hold any securities backed by those types of loans. The Bank has absolutely no sub-prime loans, “Alt-A” loans, option ARMs, 2/28 ARMs or loans with teaser rates.

Nonperforming loans at year-end were .07%. Similarly, loans 30-89 days past due were .08%. Net charge-offs as a percentage of average loans (including charge-offs of overdrafts unrelated to loans) were .01% for the year.

The net interest margin for 2007 was 4.10%. The average net interest margin for a peer group of 322 banks with assets between $1 billion and $10 billion is 3.86%. The Company’s net interest margin for the fourth quarter was 4.05%, a decline of 14 basis points from the previous quarter. This decline was due, in part, to the lower average loan balances during October and November and, in part, to the lower yields on the permanent mortgage loans booked in December (as compared with construction loans). As the transition to more permanent loans continues into early this year, we would expect overall loan yields to continue to decline. We would also expect, however, this small decline in yields to be offset, in part, by increased loan volume. This expectation would seem to be borne out so far this year by the exceptionally strong volume of loans closed and funded thus far in January.

Noninterest income declined slightly for the year by 1.43%. This result was due to small declines in insurance revenues and loan fees. The Bank’s “earn out” payments on the purchase of its first insurance agency ended during the third quarter, and the Bank subsequently purchased a second very small agency, but neither of these events is expected to have a significant impact on noninterest income in the coming year.

The Company’s efficiency ratio finished the year at 53.83%. This figure is approximately two points higher than the previous year’s ratio due mostly to expenses associated with the bank’s computer conversion and increased regulatory expenses occasioned by the Bank’s crossing of the $1 billion asset threshold at the very end of last year. We expect some of those expenses to be reduced or gone entirely during 2008. We also expect, however, that the level of noninterest expense going forward will be impacted by the number and timing of new branch openings during 2008, which is presently uncertain. In the event that we are able to open more than two branches during the year, we feel that the benefits we will see from the long-term core deposit growth in those branches will be worth the corresponding increase in expenses.

The Company’s Chairman & Chief Executive Officer, Brad Rock, commented: “We are disappointed that our fourth quarter earnings are slightly less than the previous quarter and the fourth quarter of last year. We are also disappointed that our earnings growth for the year was much more modest than the outstanding earnings growth that we have come to expect on a regular basis. Nonetheless, we are pleased that we have been able to avoid the kind of serious problems and losses that have plagued so many banks recently. We are also quite optimistic that we have, in several ways, positioned ourselves very well to make the most of what appears to be a difficult banking environment for some time.

“First of all, while the more than $100 million worth of loan payoffs during the fourth quarter depressed earnings, the payoffs were not entirely unwelcome. For construction and development loans, it means that the jobs were completed, the homes got built, the homes were sold and the loans were paid off. We think that this continued natural progression for many of our construction loans is testimony to our conservative underwriting practices, and to the fact that the mature housing markets of Suffolk County and New York City (where we do most of our home construction lending) are not experiencing the same kind of extremely distressed conditions that are being experienced in some other regions of the country. Regionalized data shows that there are wide differences between different parts of the country, and our Bank’s recent experiences confirm those differences.

“Secondly, our lending team’s ability to be nimble and transition quickly to more permanent mortgage lending should bode well for us in the months to come. While we continue to do construction loans in accord with our conservative underwriting practices, there can be no doubt but that the number of good new construction loan projects that we are willing to underwrite has diminished significantly in recent months. At the same time, however, many of the conduits and other lending channels for permanent mortgages have dried up, and we have been able to take advantage of those increased opportunities quickly. The growth of permanent mortgage loans in our pipeline has been significant, and the net loan growth of $56 million so far this January is a positive indication for this strategy.

“Finally, with regard to funding, rather than be dogmatic about any one strategy, we continue to make adjustments quickly to whatever we think the current interest rate environment and competitive market conditions require. Right now, Federal Home Loan Bank rates are so low that we think it makes no sense to pay high rates for deposits. Therefore, we will continue to collect as many low-cost deposits as we can through our new branches and existing branches and, to the extent there is any timing gap between the loan growth and the new branch openings, we will fund that gap with low-cost FHLB money. To us, this strategy makes much more sense than making a commitment to achieve any particular amount of total deposit growth from year to year.

“In sum, like all observers of the unusual current financial conditions, we cannot be sure where the economic events of the coming months will take our Company or the financial markets as a whole. Recent unprecedented moves by the Federal Reserve underscore that reality. We do feel, however, that we have positioned ourselves as best we can to take advantage of the economic conditions that would appear to continue to be under some stress for awhile in 2008.”

Smithtown Bancorp stock is traded on the NASDAQ Global Market under the symbol “SMTB”. During this past year, despite a stock dividend paid in April, the shares declined in value by 10.12%. On the whole, 2007 was the worst year for financial stocks since 1990. The financial shares in the S&P 500 fell 21 percent as a group. So many of the nation’s largest financial companies announced such huge losses that it created a general skittishness about bank stocks on the whole. As a result, even banks (like Smithtown Bancorp) that showed earnings gains for the year nonetheless experienced declines in their stock prices. The SNL index of shares in banks with between $1 billion and $5 billion in assets declined by 29%. The SNL index for shares in all banks declined by 25%.

Over the past thirteen years, 2007 was only the second year in which the value of Smithtown Bancorp shares declined. Over that same period of time, the value of the shares has grown by 2,276%. This gain represents a compounded annual growth rate of 28% per year.

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

Consolidated Balance Sheets
	As of
	December 31, 2007	December 31, 2006
ASSETS
Cash and due from banks	$17,401	$27,384
Federal funds sold	54	236
Total cash and cash equivalents	17,455	27,620

Investment securities:
Available for sale:
Obligations of U.S. government agencies	32,394	84,713
Mortgage - backed securities	7,619	2,972
Obligations of state and political subdivisions	6,312	8,943
Other securities	8,567	3,968
Total securities available for sale	54,892	100,596
Held to maturity:
Mortgage - backed securities	8	41
Obligations of state and political subdivisions	202	374
Total securities held to maturity (estimated fair value
$212 in 2007 and $418 in 2006)	210	415
Total investment securities	55,102	101,011

Restricted securities	2,113	4,249

Loans	983,918	849,258
Less: allowance for loan losses	8,250	7,051
Loans, net	975,668	842,207

Bank premises and equipment	22,611	20,598

Other assets
Cash value of bank-owned life insurance	18,961	18,195
Deferred tax assets	5,096	2,614
Goodwill	3,923	2,077
Intangible assets	1,383	1,591
Other real estate owned	6,972	6,972
Due from broker	-	9,225
Other	11,865	11,865
Total other assets	48,200	52,539

Total assets	$1,121,149	$1,048,224

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$111,726	$102,608
Money market	389,891	264,876
NOW	34,814	42,003
Savings	54,267	50,190
Time	400,103	432,640
Total deposits	990,801	892,317

Dividends payable	392	355
Other borrowings	20,900	59,580
Subordinated debt	18,217	18,217
Other liabilities	10,737	10,948
Total liabilities	1,041,047	981,417

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at December 31,
2007 and 2006; 11,852,497 shares issued, 9,800,510 shares outstanding at
December 31, 2007; 11,826,012 shares issued, 9,774,025 shares outstanding
at December 31, 2006)	119	108
Additional paid in capital	4,430	4,046
Retained earnings	85,788	73,046
Accumulated other comprehensive loss	(173)	(331)
	90,164	76,869
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	80,102	66,807

Total liabilities and stockholders' equity	$1,121,149	$1,048,224

Consoidated Statements of Income

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income
Loans	$19,016	$17,357	$73,970	$62,037
Federal funds sold	127	63	839	412
Securities purchased under agreements to resell	19	-	19	-
Investment securities:
Taxable:
Obligations of U.S. treasury	-	21	-	189
Obligations of U.S. government agencies	502	1,099	2,816	4,153
Mortgage - backed securities	45	41	144	187
Other securities	124	50	370	121
Subtotal	671	1,211	3,330	4,650
Exempt from federal income taxes:
Obligations of state & political subdivisions	61	85	283	433
Other interest income	48	69	215	249
Total interest income	19,942	18,785	78,656	67,781

Interest expense
Money market accounts (including savings)	4,062	2,676	15,525	8,999
Time deposits of $100,000 or more	2,008	2,007	7,848	6,082
Other time deposits	2,878	3,040	11,477	10,692
Other borrowings	248	567	1,338	2,532
Subordinated debt	348	356	1,388	1,259
Total interest expense	9,544	8,646	37,576	29,564
Net interest income	10,398	10,139	41,080	38,217
Provision for loan losses	300	100	1,300	1,500
Net interest income after provision for loan losses	10,098	10,039	39,780	36,717

Noninterest income
Trust and investment services	227	253	801	799
Service charges on deposit accounts	511	439	1,948	1,862
Revenues from insurance agency	766	819	3,585	3,767
Net gain on sales of investment securities	15	-	49	194
Increase in cash value of bank owned life insurance	193	138	806	620
Other income	616	503	2,034	2,115
Total noninterest income	2,328	2,152	9,223	9,357

Noninterest expense
Salaries	2,939	2,854	11,833	11,124
Pension and other employee benefits	720	610	2,911	2,436
Net occupancy expense of bank premises	1,022	1,037	4,021	3,675
Furniture and equipment expense	624	574	2,666	2,167
Amortization of intangible assets	151	64	510	676
Other expense	1,516	1,092	5,013	4,335
Total noninterest expense	6,972	6,231	26,954	24,413
Income before income taxes	5,454	5,960	22,049	21,661
Provision for income taxes	2,053	2,265	7,774	7,694
Net income	$3,401	$3,695	$14,275	$13,967

Earnings per share
Basic earnings per share	$0.35	$0.38	$1.47	$1.43
Diluted earnings per share	$0.35	$0.38	$1.47	$1.43

Cash dividends declared	$0.04	$0.04	$0.16	$0.16
Weighted average common shares outstanding	9,772,878	9,755,944	9,769,833	9,754,186
Weighted average common equivalent shares	9,774,696	9,759,237	9,772,365	9,756,771

Comprehensive income	$3,386	$3,807	$14,433	$14,262

SELECTED FINANCIAL DATA
(in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Basic earnings per share	$0.35	$0.38	$1.47	$1.43
Diluted earnings per share	0.35	0.38	1.47	1.43

Assets			$1,121,149	$1,048,224
Loans			983,918	849,258
Deposits			990,801	892,317

Return on Average Equity	17.34	22.33	19.40	22.63
Cash Return on Average Equity (1)	17.85	22.58	19.86	23.36
Return on Average Tangible Equity (2)	18.61	23.81	20.51	23.86
Cash Return on Average Tangible Equity (3)	19.16	24.08	20.99	24.62

Return on Average Assets	1.23	1.43	1.32	1.45
Cash Return on Average Assets (1)	1.26	1.45	1.35	1.49
Return on Average Tangible Assets (2)	1.23	1.44	1.33	1.45
Cash Return on Average Tangible Assets (3)	1.27	1.45	1.36	1.50

Net Interest Margin	4.05	4.24	4.10	4.24

Efficiency	54.94	51.07	53.83	51.82
Efficiency - Cash Basis	53.77	50.55	52.82	50.41

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets